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                                                                    Exhibit 11.1

                            TRANSITION SYSTEMS, INC.
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                            COMPUTATION OF PRO FORMA EARNINGS PER SHARE
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                                                                   March 30, 1996   March 25, 1995
                                                                   --------------   --------------
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For the three month period ended:
       Net income .......................................           $  (910,000)     $ 1,112,000
       Pro forma common stock outstanding (1) ...........            10,087,776       10,087,776
       Cheap stock (2) ..................................             3,500,425        3,500,425
       Warrants .........................................               297,928          297,928
       Pro forma weighted average number of common shares
         and common equivalent shares outstanding .......            13,886,129       13,886,129
       Pro forma net income per share ...................           $     (0.07)     $      0.08

For the six months ended:
       Net income .......................................           $   269,000      $ 1,404,000
       Pro forma common stock outstanding (1) ...........            10,087,776       10,087,776
       Cheap stock (2) ..................................             3,500,425        3,500,425
       Warrants .........................................               297,928          297,928
       Pro forma weighted average number of common shares
         and common equivalent shares outstanding .......            13,886,129       13,886,129
       Pro forma net income per share ...................           $      0.02      $      0.10

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(1)    Gives effect to the Recapitalization.  See "Certain Transactions - Recapitalization."  See
       notes 2 and 13 of Notes to Consolidated Financial Statements included in the Company's
       Registration Statement on Form S-1, File No. 333-01758, as declared effective by the
       Securities and Exchange Commission on April 17, 1996.

(2)    Calculated in accordance with the Securities and Exchange Commission Staff Accounting
       Bulletin No. 83 ("SAB 83") except that common stock issuable upon conversion of the preferred stock is included in pro forma common stock outstanding and excluded from cheap stock.
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